ADMINISTRATION AGREEMENT


	THIS AGREEMENT is made as of the ___ day of __________, 1996 by and between Harris Insight Funds Trust, a Massachusetts business trust, (the "Trust"), and First Data Investor Services Group, Inc., a Massachusetts corporation (herein called "First Data").

W I T N E S S E T H :

	WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Company wishes to retain First Data to provide certain administration services with respect to the Trust's investment portfolios as set forth on Schedule A hereto, (each, a "Fund"), and First Data is willing to furnish such services;

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  The Company hereby appoints First
Data to provide certain administration services to the Trust on the terms set forth in this Agreement. First Data accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it decides to retain First Data to act as administrator hereunder, the Trust shall notify First Data in writing. If First Data is willing to render such services, it shall notify the Trust in writing whereupon such portfolio shall become one of the "Funds" hereunder.

	2.	Delivery of Documents.  The Trust has furnished
First Data with copies properly certified or authenticated of each of the following:

		(a)	Resolutions of the Trust's Board of Trustees
authorizing the appointment of First Data to provide certain administration services to the Trust with respect to the Funds and approving this Agreement;

		(b)	The Trust's Declaration of Trust filed with
the Secretary of State of the Commonwealth of Massachusetts on December 6, 1995 and all amendments thereto (the
"Declaration");

		(c)	The Trust's By-Laws and all amendments
thereto (the "By-Laws");

		(d)	The Advisory Contracts between Harris Trust
and Savings Bank (the "Adviser") and the Trust on behalf of each Fund dated as of __________, 1996;

		(e)	The Administration and Accounting Services
Agreement between PFPC Inc. (the "Administrator and Accounting
Services Agent") and the Trust dated as of __________, 1996
(the "Administration Agreement");

		(f)	The Distribution Agreement between Funds
Distributor, Inc. (the "Distributor") and the Trust dated as of ____________________, 1996;

		(g)	The Custodian Agreement between PNC Bank N.A.
(the "Custodian") and the Trust dated as of __________, 1996
(the "Custodian Agreement");

		(h)	The Transfer Agency Agreement between PFPC
Inc. (the "Transfer Agent") and the Trust dated as of __________, 1996 (the "Transfer Agency Agreement");

		(i)	The Company's Notification of Registration
filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange
Commission ("SEC") on or about December 13, 1995;

		(j)	The Company's most recent Registration
Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-64915 and 811-7447) as filed with the SEC relating to the Trust's shares of beneficial interest (the "Shares"); and

		(k)	The Trust's most recent prospectus and
statement of additional information (the "Prospectus").

		The Trust will furnish First Data from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

	3.	Services and Duties.  Subject to the supervision
and control of the Trust's Board of Trustees, First Data, as Administrator, shall at its expense assist in supervising various aspects of the Trust's administrative operations and undertakes to do the following specific services:

		(a)	Maintaining office space and facilities
(which may be in the offices of First Data or a corporate affiliate, but shall be in such location as the Trust shall reasonably determine);

		(b)	Furnishing statistical and research data,
clerical services, and stationery and office supplies;

		(c)	Preparing and filing with the SEC the Trust's
Post-Effective Amendments to its Registration Statement,
Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings; accumulating information for and, subject to approval by the Trust's Treasurer, preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to: Semi-Annual
Reports on Form N-SAR and the preparation and filing of Notices pursuant to Rule 24f-2;

		(d)	Reviewing and providing advice and counsel on
all sales literature (e.g. advertisements, brochures and shareholder communications) with respect to each of the Funds;

		(e)	Performing corporate secretarial duties which
will include, among other things, maintaining the necessary corporate records and the good standing status of the Trust in all states in which it is qualified to do business, preparation of all agendas, notices and minutes for meetings of the Trust's
Board of Trustees and shareholders preparation of all resolutions to be voted upon by the Board of Trustees, and preparation and/or consideration of supporting information for such meetings including such additional reports and information as the Trust's Board of Trustees may reasonably request;

		(f)	Determining the jurisdictions in which the
Shares of the Trust shall be registered or qualified for sale and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Trust or any Fund as a dealer or broker shall be made by the Trust or that Fund, respectively;

		(g)	Providing the services of the Trust's
directors, officers or employees who are affiliated persons of First Data;

		(h)	Preserving and maintaining for the periods
prescribed by Rule 31a-2 under the 1940 Act any records maintained by First Data pursuant to this Agreement which are required to be so maintained by Rule 31a-1 under said Act, provided that the Administrator shall not be responsible for any such financial or accounting records prior to the date of this Agreement. First Data further agrees that all such records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request;

		(i)	Providing legal advice and counsel to the
Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust or any of the Funds and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in response to any litigation or non-routine regulatory matters; and

		(j)	Performing all other administrative services
in connection with the Trust's operations, other than those services to be performed by the Trust's investment adviser, transfer agent, custodian, administrator and accounting services agent, independent accountants and legal counsel, but which services First Data shall supervise and coordinate.

	In performing its duties as Administrator of the Trust, First Data (a) will act in accordance with the Declaration, By-Laws, Prospectus and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations and (b) will consult with legal counsel to the Trust, as necessary and appropriate.

	4.	Compensation.  For the services provided and the
expenses assumed by (i) the Administrator under this Agreement,
(ii) the Administrator and Accounting Services Agent under the Administration and Accounting Services Agreement, (iii) the Custodian under the Custodian Agreement, and (iv) the Transfer Agent under the Transfer Agency Agreement, the Trust will pay to the Custodian, for its services and as agent for First Data and the other entities listed above, a monthly fee as agreed upon among all such parties and the Trust from time to time.

	5.	Limitations of Liability.  First Data shall not be
liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

	The names "Harris Insight Funds Trust" and "Trustees of Harris Insight Funds Trust" refer respectively to the Trust created and the Trustees as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 6, 1995 which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Harris Insight Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

	6.	Duration and Termination.  This Agreement shall
continue until termination by the Trust or First Data on 60 days' written notice.

	7.	Amendment to this Agreement/Delegation.  No
provision of this Agreement may be changed discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

	8.	Governing Law.  This Agreement shall be governed by
the laws of the Commonwealth of Massachusetts.

	9.	Miscellaneous.  The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constructions or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	HARRIS INSIGHT FUNDS TRUST





(Corporate Seal)




	FIRST DATA INVESTOR
Attest:	SERVICES GROUP, INC.





(Corporate Seal)




SCHEDULE A


Harris Insight Equity Income Fund
Harris Insight Growth Fund
Harris Insight Small-Cap Opportunity Fund
Harris Insight Index Fund
Harris Insight International Fund
Harris Insight Balanced Fund
Harris Insight Convertible Securities Fund
Harris Insight Bond Fund
Harris Insight Intermediate Government Bond Fund
Harris Insight Tax-Exempt Bond Fund
Harris Insight Tax-Exempt Intermediate Bond Fund

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shared/bankgrp/harris/agreemen/adminis/admin.doc